 Exhibit 99.1

ImClone Systems Incorporated (ticker: IMCL, exchange: NASDAQ) News Release - 6/23/03

ImClone Systems Reports 2002 Fourth Quarter and Year-End Financial Results; The Company Also Filed Amended 10-Qs For the First, Second and Third Quarters of 2002

NEW YORK--(BUSINESS WIRE)--June 23, 2003--ImClone Systems Incorporated (NASDAQ: IMCLE) announced today its financial results for the fourth quarter and year ended December 31, 2002. The Company also announced that it filed amended 10-Q's for the first, second and third quarters of 2002. As disclosed in its recently filed Annual Report on Form 10-K for the year ended December 31, 2002, the Company restated its consolidated financial statements for the first three quarters of 2002 and for the years ended December 31, 2001 and 2000 primarily to recognize withholding tax liabilities and certain related write-downs.

Total revenues for the year ended December 31, 2002 were $60.0 million compared with total revenues of $50.2 million for the year ended December 31, 2001, as restated. Net loss to common stockholders was $157.9 million or $2.15 per common share for the year ended December 31, 2002, compared with a net loss to common stockholders of $127.6 million or $1.84 per common share for the year ended December 31, 2001, as restated.

For the quarter ended December 31, 2002, the Company reported total revenues of $14.9 million compared with total revenues of $12.6 million for the fourth quarter of 2001, as restated. Net loss to common stockholders was $39.4 million or $0.54 per common share for the quarter ended December 31, 2002, compared with a net loss to common stockholders of $55.8 million or $0.77 per common share for the quarter ended December 31, 2001, as restated.

The Company disclosed on March 31, 2003 that it estimated that the liability to be reflected on the December 31, 2002 balance sheet relating to the nonpayment of state and federal taxes by Samuel D. Waksal, its former President and Chief Executive Officer, and the Company's review of certain other options and warrants could be up to $60.0 million. The Company also previously disclosed that the amount to be ultimately charged against earnings would be at least $23.3 million, an amount representing the withholding tax liability attributable to Samuel D. Waksal. Both estimated amounts were exclusive of penalties and interest that may be imposed.

The actual withholding tax liability reflected on the Company's December 31, 2002 balance sheet is approximately $38.8 million. The actual amounts charged against earnings were approximately $3.4 million in 2002, $25.3 million in 2001 and $0 in 2000, for a total of $28.7 million. All these amounts are exclusive of penalties, interest and other related contingencies for which the Company does not believe a loss is probable.

The consolidated financial statements for the three months ended March 31, 2002 and 2001, the three and six months ended June 30, 2002 and 2001 and the three and nine months ended September 30, 2002 and 2001 have been restated to reflect the effect of the restatements. The Company made these quarterly changes by filing Form 10-Q/A reports with the SEC concurrently with its Form 10-K.

The Company had $247.7 million in cash, cash equivalents and securities available for sale at December 31, 2002, compared with $334.0 million at December 31, 2001.

The Company believes that its existing cash on hand, marketable securities and amounts to which it is entitled under licenses and other agreements should enable it to maintain its current and planned operations through at least June 2004.

As previously announced, due to ImClone Systems' inability to file its 2002 Form 10-K on a timely basis, the Company's trading symbol was changed by NASDAQ from "IMCL" to "IMCLE" on April 11, 2003. The Company's trading symbol will not revert back to "IMCL" until such time as the Company cures all of its listing deficiencies, namely the filing of its first quarter 2003 report on Form 10-Q. The Company previously announced that it intends to file its Form 10-Q on or before July 7, 2003.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing a portfolio of targeted biologic treatments, designed to address the medical needs of patients with a variety of cancers. The Company's three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems' strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems' headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Somerville, New Jersey.

The matters discussed in this news release may include forward-looking statements which involve potential risks and uncertainties. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with completing pre-clinical and clinical trials of the company's compounds that demonstrate such compounds' safety and effectiveness; manufacturing losses and risks associated therewith; obtaining additional financing to support the company's operations; obtaining and maintaining regulatory approval for such compounds and complying with other governmental regulations applicable to the company's business; obtaining the raw materials necessary in the development of such compounds; consummating and maintaining collaborative arrangements with corporate partners for product development; achieving milestones under collaborative arrangements with corporate partners; developing the capacity to manufacture, market and sell the company's products, either directly or with collaborative partners; developing market demand for and acceptance of such products; competing effectively with other pharmaceutical and biotechnological products; obtaining adequate reimbursement from third party payers; attracting and retaining key personnel; legal costs and the outcome of outstanding legal proceedings and investigations including but not limited to our investigations pertaining to withholding tax issues; avoiding delisting of our securities on the Nasdaq Stock Market; obtaining patent protection for discoveries and risks associated with commercial limitations imposed by patents owned or controlled by third parties. The company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

IMCLONE SYSTEMS INCORPORATED

Condensed Consolidated Statement of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,

	2002	2001	2002	2001

Revenues	$14,855	$12,618	$60,005	$50,237
Operating expenses:
Research and development	43,852	34,829	163,301	110,979
Marketing, general and
administrative	8,872	9,646	45,815	25,196
Write-down of
withholding tax assets	6	25,269	3,390	25,269
Industrial Development
Revenue Bonds tax
expense	23	23	98	98
Expenses associated with
BMS acquisition,
stockholder and amended
commercial agreements	-	5	2,250	16,055

Total operating
expenses	52,753	69,772	214,854	177,597

Operating loss	(37,898)	(57,154)	(154,849)	(127,360)
Other:
Interest income	(1,874)	(3,919)	(9,301)	(14,990)
Interest expense	3,176	3,545	13,179	13,596
Loss (gain) on securities
and investment	(3)	(1,027)	(1,503)	1,641

Net interest and other
(income) expense	1,299	(1,401)	2,375	247

Loss before income
taxes	(39,197)	(55,753)	(157,224)	(127,607)
Provision for income
taxes	175	-	725	-

Net loss to common
stockholders	$(39,372)	$(55,753)	$(157,949)	$(127,607)

Net loss per common share:
Basic and diluted:
Net loss per common
share	$(0.54)	$(0.77)	$(2.15)	$(1.84)

Weighted average shares
outstanding	73,580	72,776	73,408	69,429

Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
Assets	2002	2001

		(Restated)
Current assets:
Cash and cash equivalents	$72,877	$38,093
Securities available for sale	174,778	295,893
Current portion of withholding tax assets	10,150	-
Other current assets	27,380	15,668

Total current assets	285,185	349,654

Property and equipment, net	183,539	107,248
Withholding tax assets	-	13,510
Other assets	15,782	17,300

Total assets	$484,506	$487,712

Liabilities and Stockholders' Equity (Deficit)
Current liabilities (excluding deferred
revenue and withholding tax liability)	$68,768	$34,452
Withholding tax liability	38,811	38,779
Deferred revenue	322,504	203,496
Long-term obligations	240,052	242,279

Total liabilities	670,135	519,006

Stockholders' deficit	(185,629)	(31,294)
Total liabilities and stockholders' equity
(deficit)	$484,506	$487,712

CONTACT: Investors: ImClone Systems Incorporated Andrea F. Rabney, 646/638-5058 Stefania A. Bethlen, 646/638-5046 or Media: Abernathy MacGregor Andrew Merrill or David Pitts, 212/371-5999 SOURCE: ImClone Systems Incorporated